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                                                                    EXHIBIT 3.1

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE                  PAGE 1


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "SKECHERS U.S.A., INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF APRIL, A.D. 1999, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.



        [SEAL "Office of the
         Secretary of State
     of the State of Delaware"]        /s/ EDWARD J. FREEL
                                       -----------------------------------
                                       Edward J. Freel, Secretary of State

2902395 8100                           AUTHENTICATION:   9721504

991173725                                        DATE:   05-03-99

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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SKECHERS U.S.A., INC.


SKECHERS U.S.A, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is SKECHERS U.S.A., INC. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 28, 1998, as amended July 18, 1998.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                    ARTICLE I

        The name of this corporation is SKECHERS U.S.A., INC. (hereinafter called the "Corporation").

                                   ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is at 1013 Centre Road, Wilmington, Delaware, 19805, County of New Castle, and the name of its registered agent at that address is Corporation Services Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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                                   ARTICLE IV

        Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred Seventy Million (170,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated, "Common Stock" and "Preferred Stock." The Corporation shall be authorized to issue One Hundred Sixty Million (160,000,000) shares of Common Stock, consisting of 100 Million (100,000,000) shares of Class A Common Stock, $.001 par value per share (the "Class A Common Stock"), and Sixty Million (60,000,000) shares of Class B Common Stock, $.001 par value per share (the "Class B Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share.

        Section 2. Preferred Stock. The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. The Corporation may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

        Section 3. Common Stock.

               A. Voting Rights.

        Subject to applicable law and the rights of any outstanding series of Preferred Stock to vote as a separate class or series, the shares of Class A Common Stock and Class B Common Stock shall vote together as a single class and shall have the following voting rights: (i) each share of Class A Common Stock shall entitle the holder thereof to one (1) vote upon all matters upon which stockholders shall have the right to vote; and (ii) each share of Class B Common Stock shall entitle the holder thereof to ten (10) votes upon all matters upon which stockholders shall have the right to vote, subject to Section 3.E.8. of this Article IV. The authorized number of shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance upon conversion of the Class B Common Stock or any other class or series of outstanding stock) by the affirmative vote of the


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holders of Common Stock entitled to cast a majority of the total votes entitled to be cast by the holders of the Common Stock, voting as a single class, without a separate class vote of the holders of the Class A Common Stock.

        The Corporation may, as a condition to counting the votes cast by any holder of shares of Class B Common Stock, require proof as set forth in Section 3.E.8 of this Article IV that the shares of Class B Common Stock held by such holder have not been converted into shares of Class A Common Stock.

               B. Dividends and Distributions.

        Subject to the preferential and other dividend rights of any outstanding series of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. No dividend or other distribution may be declared or paid on any share of Class A Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or other distribution be declared or paid on any share of Class B Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that all dividends and distributions on the Class A Common Stock and Class B Common Stock payable in shares of Common Stock of the Corporation shall be made in shares of Class A Common Stock and Class B Common Stock, respectively. In no event will shares of either class of Common Stock be split, divided or combined unless the outstanding shares of the other class of Common Stock shall be proportionately split, divided or combined.

        In the event of a transaction as a result of which the shares of Class A Common Stock are converted into or exchanged for one or more other securities, cash or other property (a "Class A Conversion Event"), then from and after such Class A Conversion Event, a holder of Class B Common Stock shall be entitled to receive, upon the conversion of such Class B Common Stock pursuant to Section 3.E. of this Article IV, the amount of such securities, cash and other property that such holder would have received if the conversion of such Class B Common Stock had occurred immediately prior to the record date (or if there is no record date, the effective date) of the Class A Conversion Event and if the securities, cash or other property that the Class A Common Stock may be converted into or exchanged for in a Class A Conversion Event is dependant upon the holder of the Class A Common Stock making an election, the holder of the Class A Common Stock had failed to make an election. This paragraph shall be applicable in the same manner to all successive conversions or exchanges of securities issued pursuant to any Class A Conversion Event. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share shall be converted after the record date for the payment of a dividend or other distribution on shares of Class B Common


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Stock but before such payment, then the record holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share of Class B Common Stock on the payment date notwithstanding the conversion thereof.

               C. Options, Rights or Warrants.

        Subject to Section 3.B. of this Article IV, the Corporation shall not and shall not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for or purchase additional shares of Class B Common Stock, except that the Corporation may make a pro rata offer to all holders of Common Stock of rights to subscribe for additional shares of the class of Common Stock held by them. The Corporation may make offerings of options, rights or warrants to subscribe for or purchase shares of any class or classes of capital stock (other than Class B Common Stock) to all holders of Class A Common Stock or Class B Common Stock if an identical offering is made simultaneously to all the holders of the other class of Common Stock. All offerings of options, rights or warrants shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe or purchase at the same consideration per share.

               D. Merger or Consolidation.

        In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of the other class of Common Stock; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), then the Corporation may provide in the applicable merger or such other agreement for the holders of shares of Class B Common Stock to receive, on a per share basis, voting securities with ten (10) times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten (10) times the number of votes per share as those voting securities issuable upon exercise of the options, rights or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged).

               E. Conversion of Class B Common Stock.

                      1. Voluntary Conversion.

        Each share of Class B Common Stock shall be convertible, at the option of its record holder, into one validly issued, fully paid and non-assessable share of Class A Common Stock


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at any time.

                      2. Voluntary Conversion Procedure.

        At the time of a voluntary conversion, the record holder of shares of Class B Common Stock shall deliver to the principal office of the Corporation or any transfer agent for shares of the Class A Common Stock (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and
(ii) written notice to the Corporation stating that the record holder elects to convert such share or shares and stating the name or names and denominations in which the certificate or certificates representing the shares of Class A Common Stock issuable upon the conversion are to be issued and including instructions for the delivery thereof. Conversion shall be deemed to have been effected at the time when delivery is made to the principal office of the Corporation or the office of any transfer agent for shares of Class A Common Stock of such written notice and the certificate or certificates representing the shares of Class B Common Stock to be converted, and as of such time, each Person (as hereinafter defined) named in such written notice as the Person to whom a certificate representing shares of Class A Common Stock is to be issued shall be deemed to be the holder of record of the number of shares of Class A Common Stock to be evidenced by that certificate. Upon such delivery, the Corporation or its transfer agent shall promptly issue and deliver a certificate or certificates representing the number of shares of Class A Common Stock to which such record holder is entitled by reason of such conversion, and shall cause such shares of Class A Common Stock to be registered in the name of the record holder.

                      3. Automatic Conversion.

        (a) Subject to Section 3.E.3.(b) of this Article IV, in the event of any Transfer (as hereinafter defined) of any share of Class B Common Stock to any Person other than a Permitted Transferee (as hereinafter defined), such share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock.

        (b) Notwithstanding anything to the contrary set forth in this Article IV, Section 3, a holder of shares of Class B Common Stock may pledge such holder's shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares of Class B Common Stock as collateral security for any indebtedness or other obligation of any Person (the "Pledged Stock") due to the pledgee or its nominee; provided, however, that (i) such shares shall not be voted by or registered in the name of the pledgee and shall remain subject to the provisions of this Article IV, Section 3.E. and (ii) upon any foreclosure, realization or other similar action by the pledgee, such Pledged Stock shall automatically convert into shares of Class A Common Stock on a share for share basis unless all right, title and interest in such Pledged Stock shall be Transferred concurrently by the pledgee or its nominee or the purchaser in such foreclosure to a Permitted Transferee.


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        (c) The foregoing automatic conversion events described in this Article
IV, Section 3.E.3 shall be referred to hereinafter as an "Event of Automatic Conversion." The determination of whether an Event of Automatic Conversion shall have occurred will be made by the Board of Directors or a duly authorized committee thereof in accordance with Article IV, Section 3.E.8 below.

                      4. Automatic Conversion Procedure.

        Any conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected at the time the Event of Automatic Conversion occurred (the "Conversion Time"). At the Conversion Time, the certificate or certificates that represented immediately prior thereto the shares of Class B Common Stock which were so converted (the "Converted Class B Common Stock") shall, automatically and without further action, represent the same number of shares of Class A Common Stock. Holders of Converted Class B Common Stock shall deliver their certificates, duly endorsed in blank or accompanied by proper instruments of transfer, to the principal office of the Corporation or the office of any transfer agent for shares of the Class A Common Stock, together with a written notice setting out the name or names (with addresses) and denominations in which the certificate or certificates representing such shares of Class A Common Stock are to be issued and including instructions for delivery thereof. Upon such delivery, the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such holder of shares of Class A Common Stock a certificate or certificates representing the number of shares of Class A Common Stock to which such holder is entitled by reason of such conversion, and shall cause such shares of Class A Common Stock to be registered in the name of such holder. The Person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at and as of the Conversion Time, and the rights of such Person as a holder of shares of Class B Common Stock that have been converted shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by such holder to deliver the certificates or the notice required by this Section.

                      5. Unconverted Shares.

        In the event of the conversion of less than all the shares of Class B Common Stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of this Section 3.E., the Corporation shall execute and deliver to, or upon the written order of, the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted.

                      6. Retired Shares.

        Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and canceled and the Corporation shall take all such actions as


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are necessary to cause such shares to have the status of authorized but unissued shares of Class B Common Stock.

                      7. Reservation.

        The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to such issuance.

                      8. Determination of Voting Rights and Event of Automatic
                         Conversion.

        The Board of Directors of the Corporation or a duly authorized committee thereof shall have the power to determine, in good faith after reasonable inquiry, whether an Event of Automatic Conversion has occurred with respect to any share of Class B Common Stock. A determination by the Board of Directors of the Corporation or such committee that an Event of Automatic Conversion has occurred shall be conclusive. As a condition to counting the votes cast by any holder of shares of Class B Common Stock at any annual or special meeting of stockholders, or in connection with any written consent of stockholders, or as a condition to registration of transfer of shares of Class B Common Stock, or for any other purpose, the Board of Directors or a duly authorized committee thereof, in its discretion, may require the holder of such shares to furnish such affidavits or other proof as the Board of Directors or such committee deems necessary or advisable to determine whether an Event of Automatic Conversion shall have occurred. If the Board of Directors or such committee shall determine that a holder has substantially failed to comply promptly with any request by the Board of Directors or such committee for such proof, the shares held by such holder shall be entitled to one (1) vote per share until such time as the Board of Directors or such committee shall determine that such holder has complied with such request. The Board of Directors or a duly authorized committee thereof may exercise the authority granted by this Article IV, Section 3.E.8 through duly authorized officers or agents of the Corporation.

                      9. Definitions.

               For purposes of this Article IV, Section E:

        (a) Affiliate. The term "Affiliate" shall mean, as to any Person, (i) any other person that, directly or indirectly , is in control of, controlled by or is under common control with such Person, (ii) any corporation or organization (other than the Corporation or a majority owned subsidiary of the Corporation) of which such Person is an officer or partner or is,


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        directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which such Person has a substantial beneficial interest, (iii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of such Person who has the same home as such Person, or (v) an officer of the Corporation or any of its subsidiaries.

        (b) Beneficial Owner. A Person shall be deemed the "Beneficial Owner" of, and to "Beneficially Own" and to have "Beneficial Ownership" of, any share (i) which such Person has the power to vote or dispose, or to direct the voting or disposition of, directly or indirectly, through any agreement, arrangement or understanding (written or oral), or (ii) which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

        (c) Nominee. The term "Nominee" shall mean a Person that is acting as a bona fide nominee for the registration of record ownership of securities Beneficially Owned by another Person.

        (d) Permitted Transferee. The term "Permitted Transferee" shall mean (i) all holders of the Series B Common Stock outstanding immediately prior to the Corporation's initial public offering of any class of its capital stock, (ii) any Person that is an Affiliate, spouse or descendant of any such holder, their estates or trusts for their benefit.

        (e) Person. The term "Person" means any natural person, corporation, association, partnership, limited liability company, organization, business, government or political subdivision thereof or governmental agency.

        (f) Transfer. The term "Transfer" shall mean any sale, transfer (including a transfer made in whole or in part without consideration as a gift), exchange, assignment, pledge, encumbrance, alienation or any other disposition or hypothecation of record ownership or of Beneficial Ownership of any share, whether by operation of law or otherwise; provided, however, that (i) a pledge of any share made in accordance with the provisions of Article IV, Section 3.E.3.(b). and (ii) a grant of a revocable proxy, written consent or other authorization with respect to any share to a Person designated by the Board of Directors or management of the Corporation who is soliciting proxies on behalf of the Corporation shall not be considered a "Transfer"; and provided, further, that in the case of any transferee of record ownership that is a Nominee, such Transfer of record ownership shall be deemed to be made to the Person or Persons for whom such Nominee is acting.


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                      10. Stock Legend.

        The Corporation shall include a legend on the certificates representing shares of Class B Common Stock stating the such shares are subject to automatic conversion in certain circumstances as set forth in this Article IV, Section 3.E.

                      11. Taxes.

        The issuance of a certificate representing shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock shall be made without charge to the holder of such shares for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the record holder of the shares of Class B Common Stock converted, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

        F. Liquidation.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. In any such distribution shares of Class A Common Stock and Class B Common Stock shall be treated equally on a per share basis.

                                    ARTICLE V

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE VI

        The number of directors of the Corporation shall be fixed from time to time by or in the manner provided in the Bylaws of the Corporation or amendment thereof duly adopted by the Board of Directors or by the stockholders of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


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                                   ARTICLE VII

        No action, which has not been previously approved by the Board of Directors, shall be taken by the stockholders except at an annual meeting or a special meeting of the stockholders.

                                  ARTICLE VIII

        To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) the "Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the Delaware Law, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys' fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made,
(a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article VIII. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the


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Corporation may be entitled under any agreement, the Corporation's Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                   ARTICLE IX

        The Board of Directors is expressly authorized to amend, alter or repeal the Bylaws of the Corporation.


        IN WITNESS WHEREOF, SKECHERS, U.S.A., INC. has caused this Restated Certificate of Incorporation to be signed by Philip Paccione, Secretary, its authorized officer, this 29th day of April, 1999.

                                  SKECHERS U.S.A., INC.

                                  By: /s/ PHILIP PACCIONE
                                     -------------------------------
                                     Philip Paccione
                                  Title:   Secretary


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